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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VOYA PRIME RATE TRUST

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder:

The Board of Voya Prime Rate Trust (PPR) is committed to protecting shareholders' investments in the Fund and has a track record of acting in the interests of all shareholders. At the Fund's upcoming Annual Meeting of Shareholders on July 9, 2020, shareholders will be asked to vote on a proposal submitted by a hedge fund managed by Saba Capital Management (together with the hedge fund, "Saba"), which requests that the Board authorize a self-tender offer for 40% of the outstanding shares of the Fund at or close to net asset value (the "Saba Hedge Fund Proposal").

After careful consideration, the Board recommends that shareholders vote on the "WHITE" card "FOR" the election of the Board's Trustees and "AGAINST" the Saba Hedge Fund Proposal.

The Board's strong recommendation against a self-tender offer is simple:

∙The tender offer would benefit Saba and the other funds and accounts managed by Saba at the risk of harming shareholders other than Saba.

∙Because the Fund uses leverage, a self-tender of the size that Saba proposes would require the Fund to dispose of more than half of its assets in uncertain market conditions, with the losses and costs being borne largely by shareholders other than Saba.

∙This is a clear case of one investor trying to exercise outsize influence on a fund for the purpose of generating a liquidity event to yield a short-term gain at the expense of long-term shareholders.

Just this past week, the SEC acknowledged that closed-end funds need protection from activist shareholders like Saba. We need your help to protect the Fund. We have enclosed with this mailing a reprint of a June 1 article from a respected mutual fund industry publication called Ignites that explains what action the SEC took and what it means for closed-end fund investors threatened by activists like Saba proposing self-tenders. The headline of the story is "SEC Moves to Protect Funds from Activist Attacks." The article highlights that Saba launched 33 campaigns targeting closed-end funds between January 2016 and February 2020.

We continue to be committed to managing the Fund for the benefit of all our shareholders.

The Fund continues to meet its goal of providing shareholders with as high a level of current income as is consistent with the preservation of capital while investing in a portfolio of senior loans. The Fund has paid a dividend every month since its inception in May 1988 – a total of 384 months – and, for the last decade, over 99% of the Fund's distributions have been paid from a combination of income and capital gains earned by the Fund.

The Fund is designed for long-term shareholders seeking current income from senior loans, not for hedge funds seeking short-term profits.

The Fund is managed to outperform in periods of increased risk. For example, in three major recent market drawdowns (Q4 2018, Energy Crisis 2016, Financial Crisis 2008), the Fund's performance has ranked in the top quintile of its Morningstar category peers.

During a time when the continuity of the Fund's oversight by the existing Trustees and governance structure has never been more important, Saba is attempting to replace the entire Voya Prime Rate Trust Board amid uncertain and volatile markets with individuals -- including two of Saba's own employees -- who we believe would be partial to Saba's short-term goals.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE VOTE THE

"WHITE" CARD TODAY.

PROTECT THE VALUE OF YOUR INVESTMENT – A VOTE FOR YOUR BOARD-APPROVED

NOMINEES IS A VOTE FOR VALUE CREATION

Saba may contact you to solicit your vote. Please do not vote the gold proxy card sent to you by Saba. Doing so could cancel out your vote for the Board-approved nominees and help a hedge fund prevail over the interests of all shareholders. Please vote the enclosed WHITE proxy card today.

Voting Is Easy

Online	Phone	Mail
Log onto the website	Call the toll-free number	We encourage shareholders
to submit their proxies by
listed on the enclosed	on the enclosed voting	Internet or via telephone if
voting instruction form	instruction form or proxy	possible given current
or proxy card and follow	card and follow the	circumstances surrounding
the instructions	instructions	COVID-19. If you prefer to
mail your proxy, simply
sign, date, and return it in
the envelope provided.

For assistance voting your shares, please contact our proxy solicitor, Georgeson LLC at (877) 278-4775

Your Board has the skills, qualifications, requisite expertise and diversity of background necessary to protect your long-term financial interests, and is committed to enhancing the value of your investment. We ask for your continued support.

Voya Prime Rate Trust

IGNITES

FT Specialist

A service from the Financial Times

SEC Moves to Protect Funds from Activist Attacks

By Jill Gregorie June 1, 2020

The Securities and Exchange Commission last week gave closed-end funds another weapon to fight off activist investors who seek to liquidate or otherwise harm funds in pursuit of short- term profits.

In 2010, the agency's Investment Management Division issued a no-action letter that stopped closed-end funds from tapping into state laws that would have allowed them to limit the voting powers of individual investors with outsize influence on funds.

Last week, the SEC withdrew that letter.

For 10 years, the no-action letter "tied the hands of independent directors who wanted to protect the interests of the rest of the fund's shareholders," says Rob Skinner, litigation partner at Ropes & Gray. The SEC drafted the letter on behalf of the Boulder Total Return Fund.

In doing so, the SEC clarified that shareholders should vote each share equally, to prevent discrimination and "management entrenchment," the 2010 letter states.

The SEC intended to "prevent self-interested conduct by insiders of the fund," says Ken Fang, assistant general counsel at the Investment Company Institute.

But the no-action letter opened the door to allowing a handful of hedge funds to gain influence on closed-end funds for the purpose of "inducing a liquidity event to generate a quick profit on the fund shares they have purchased at a discount to NAV," the ICI wrote in a letter to the SEC in March, urging the regulator to nix its guidance.

"What we're talking about is five activists who have really caused a large amount of pain to these funds and their long-term investors over the last five years," Fang says.

Those activists are "strangling the market sector," Skinner adds.

Saba Capital Management, for example, launched 33 attacks on closed-end funds between January 2016 and February 2020, according to the ICI's 95-page March analysis.

Saba — along with Bulldog, Karpus, City of London and Dryden Capital — accounted for 82% of the 147 shareholder proposals filed on behalf of closed-end fund investors between 2015 and 2019, ICI says. Those proposals targeted 117 closed-end funds.

Those events most often took the form of tender offers or liquidations, Fang says. When tender offers are conducted, the funds could be forced to sell portfolio holdings. They will then repurchase existing investors' shares at prices that are higher than the market price, and closer to the net asset value, Fang says.

The activist will then dump its shares at the higher price, and "capture the arbitrage profits," Fang says.

The damage caused by those activists can be pervasive and long-lasting, Fang says.

For example, closed-end funds that sell assets to repurchase shares for the tender offer may stray from their investment strategies, Fang says. In addition, the activist's exit may cause the fund to shrink, making expense ratios go up for long-term retail clients, Fang says.

Those clients tend to be older investors who rely on closed-end funds for monthly income, Fang says. In 2019, about a third of households that invested in closed-end funds were led by retirees, according to the 2020 ICI Fact Book.

Activists can also prompt liquidations, Fang says. These individuals capture profit by liquidating their shares at the fund's NAV, he adds.

As a result, closed-end funds that trade at a discount to their NAV are at risk of being targeted by activists. Roughly 85% of the 493 closed-end funds on the market traded at a discount as of Friday, according to data from CEFConnect. More than 200 funds traded at a discount greater than 10%, the fund screener shows.

Many closed-end fund issuers have been put off from bringing new products to market due to the chance that "activists can come and target funds down the line," Fang says. "As a result, the industry has stagnated."

More closed-end funds have merged or liquidated than come to market since the financial crisis, the ICI states. In fact, there were 494 at the end of 2019, or 25% fewer than there were at the end of 2007, the ICI states.

Overturning the Boulder letter gives many closed-end funds a new defensive tool: the ability to rely on control share statutes afforded by state laws.

About half of states have such rules, which were written to protect corporate entities and operating companies. Until 2010, funds were also allowed to tap into the "anti-takeover defenses," Fang says.

The statutes offer "an important arrow in the quiver of boards to shield long-term shareholders from the harmful conduct of hedge funds seeking an arbitrage profit," Ropes & Gray's Skinner says.

The laws vary by state, but generally say large investors can only vote with the full weight of their holdings if other shareholders give them permission to, Skinner says.

In Maryland, for example, a shareholder that owns 10% or more of a company's stock cannot vote those shares until they gain approval from two-thirds of other shareholders.

Closed-end funds can now adhere to such state rules. And many directors are likely to lean on these rules since they must "adhere to fiduciary duties and act in the best interest of long-term shareholders," Fang says.

The withdrawal of the letter will also give fund boards greater comfort "to employ aggressive defensive mechanisms," similar to the way many company boards have for years, Skinner says.

Closed-end fund boards already have the option to use so-called poison pills to defend against takeovers, and to stagger the election of board directors, Fang notes.

SEC chair Jay Clayton and the regulator's investment management staff last week asked the public to recommend additional steps the agency can take to "provide greater certainty" to closed-end funds and their investors.

The SEC could look into the ways in which hedge funds gain more than a 3% stake in a fund. Section 12d-1 of the '40 Act caps hedge-fund ownership of mutual funds at that level. But some funds exceed that cap. Saba, for example, "spreads its holdings across multiple fund entities among common control" to skirt that restriction, Skinner says.

"Many in the industry would urge the commission, and its enforcement staff, to take a hard look at how it is activist hedge funds amass concentrations far above the limits" imposed by Congress-directed SEC rules, he says.

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